Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 100 San Diego, CA 92130-4092 858.720.8900 main 858.509.3691 fax www.sheppardmullin.com

Exhibit 5.1
February 24, 2022

Axos Financial, Inc.
9205 West Russell Road Suite 400
Las Vegas, Nevada 89148

Re:	Axos Financial, Inc.-Prospectus Supplement to Shelf Registration Statement on Form S-3 (File No. 333-253797)

Ladies and Gentlemen:

With respect to $150,000,000 aggregate principal amount of 4.00% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”) to be issued and sold by Axos Financial, Inc., a Delaware corporation (the “Company”), under the Registration Statement on Form S-3, File No. 333-253797, filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 2, 2021 (the “Registration Statement”), and the related prospectus included therein, as supplemented by the final prospectus supplement, dated February 16, 2022 (the “Prospectus Supplement”), filed by the Company with the Commission under its Rule 424(b)(5) on February 17, 2022 (together, the “Prospectus”), we have examined the Registration Statement, the Prospectus and the Indenture (the “Indenture”) between the Company and U.S. Bank National Association, as the trustee (the “Trustee”), dated as of February 24, 2022, as supplemented by the First Supplemental Indenture, dated as of February 24, 2022, 2022 (the “Supplement”), pursuant to which the Notes will be issued. The Company is filing the Indenture, the Supplement and this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”) on the date hereof.

We have also examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the legal competence of all signatories to such documents; and (iv) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon and subject to the foregoing, assuming that the Notes are issued and sold in accordance with the terms of the Underwriting Agreement and the Indenture, we are of the opinion that the Notes will be legal and binding obligations of the Company.

The opinion set forth above is subject to (a) the effect of any bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers or conveyances, preferences and equitable subordination); and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinion expressed herein is limited to the laws of the State of New York.

[The remainder of this page is intentionally left blank]

SMRH:4884-5678-3374.2	-2-

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference into the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SMRH:4884-5678-3374.2	-3-